Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
FutureIT, Inc.

         We consent to the inclusion in the foregoing Registration Statement on Amendment No. 2 to Form SB-2 of our report dated November 29, 2007 relating to the consolidated financial statements of FutureIT, Inc. as of and for the nine-month period ended September 30, 2007 and the year ended December 31, 2006 and for the year ended December 30, 2005. We also consent to the reference to our firm under the caption “Experts”.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tomatsu

Tel Aviv, Israel
January 30, 2008